                          SOURCE CODE LICENSE AGREEMENT

       This Agreement is entered into this 29th day of June, 1999 by and between DMSC INC., a Florida corporation with its principal place of business at 815 Eyrie Drive, Suite 1C, Oviedo, FL, 32765 (hereinafter "DMSC") and PRINTRAK INTERNATIONAL INC., a Delaware corporation with its principal place of business at 1250 North Tustin Avenue, Anaheim, CA 92807 (hereinafter "PRINTRAK"), (collectively hereinafter the "Parties").

       WHEREAS, DMSC is engaged in the business of: (1) manufacturing and selling copyrighted computer software programs known as BaseInfo (hereinafter "BaseInfo" or "BI"), BaseInfo AVL Server, and VehicleInfo, (hereinafter "VehicleInfo" or "VI"), collectively referred to as the DMSC Products; and (2) other related business activities; and

       WHEREAS, PRINTRAK is engaged in the business of: (1) selling turnkey hardware/software solutions for CAD systems; and (2) performing related activities which may include consulting, integration with other products, and providing technical support and training to end users; and

       WHEREAS, on or about December 18, 1997, the Parties entered into a written agreement (hereinafter the "Original Agreement") creating a strategic alliance between them regarding the licensing and/or sublicensing of certain DMSC products through PRINTRAK to third parties; and

       WHEREAS, DMSC has fulfilled its obligations under the original agreement and has agreed to accept and fulfill subcontract projects as enumerated in
Article 11 below, pursuant to PRINTRAK purchase orders which have either been received by DMSC or which DMSC has tentatively agreed to accept (hereinafter the "Current Projects"); and

       WHEREAS, it is in the Parties' mutual interest that this Agreement supercede the Original Agreement, except as provided for in Article 10, below; and

       WHEREAS, PRINTRAK has become familiar with the DMSC Object Code and the aforementioned DMSC software products, and believes that the associated DMSC Source Code will fulfill its needs in selling hardware/software solutions for CAD systems;

       NOW THEREFORE, in consideration of the above recitals and all of the representations, promises, and conditions set forth in this Agreement, the Parties, each intending to be legally bound hereby, do promise and agree as follows:

1.     DEFINITIONS
       1.1 BASEINFO: A geographic display which can be integrated to a Computer Aided Dispatch (CAD) system, a Customer Premises Equipment (CPE) system, or an AVL (Automatic Vehicle Location) system;

       1.2 BASEINFO AVL SERVER: An AVL Server that can distribute location update messages to BaseInfo Clients;

       1.3    VEHICLEINFO:  An in-vehicle map based geographic display;

       1.4 CUSTOMER PREMISES EQUIPMENT (CPE): Telephone control equipment that is located at the customer's site.

       1.5 ADDRESS LOCATION INFORMATION (ALI): A database of structures and their associated phone numbers and address information.

       1.6 MASTER STREET ADDRESS GUIDE: A database of street names and house number ranges within their associated communities defining Emergency Service Zones (ESZ) and their associated Emergency Service Numbers (ESNs) to enable proper routing of 9-1-1 calls.

       1.7 COMPUTER AIDED DISPATCH (CAD): A System for managing public safety incidents and resources.

2.     LICENSE

       2.1 DMSC hereby grants, and PRINTRAK accepts, a non-exclusive, paid up, unrestricted and irrevocable license to DMSC's proprietary BI/VI/BI AVL Server source code, more fully identified in Exhibit A (hereinafter the "DMSC Source Code"). Under said license PRINTRAK shall have the right to develop derivative versions thereof as defined herein (the "Derivative Works") and to grant sublicenses for the Derivative Works in all areas and to all third parties as set forth in this Agreement, subject to those restrictions set forth in Section 2.2 below.

       2.2 In acquiring said license, PRINTRAK will have access to DMSC's valuable trade secret information concerning the operation of the DMSC Products as embodied in the DMSC Source Code and related documentation. PRINTRAK shall protect DMSC's trade secrets in accordance with the provisions of Sections 2.2.1 - 2.2.5 and
              Article 17, below. To protect DMSC's trade secrets and to preclude unfair competition against DMSC, PRINTRAK's rights to sell, sublicense and/or market capital Derivative Works and other like mapping display and maintenance software products, whether acquired or independently developed, are limited as follows:

                    2.2.1 For a period of five (5) years from the date of this Agreement, PRINTRAK will not offer for sale or license a map based display system that competes with BaseInfo, that is integrated to the CPE or telephone company equipment for purpose of displaying wireless or wireline call location(s). This limitation does not apply to any PRINTRAK sale and/or license to any existing PRINTRAK CAD customer or to new PRINTRAK CAD installations.

                    2.2.2 For a period of five (5) years from the date of this Agreement, PRINTRAK will not offer for sale or license a graphical Master Street Address Guide (hereinafter "MSAG") product designed to maintain a map based MSAG that competes with the Mapping Operations Manager (hereinafter "MOM") product. This limitation does not apply to any PRINTRAK sale and/or license to any existing PRINTRAK CAD customer or to new PRINTRAK CAD installations. Further, this limitation will not preclude PRINTRAK from providing ALI error correction requests to any telephone company.

                    2.2.3 For a period of five (5) years from the date of this Agreement, PRINTRAK will not offer for sale or license an Automatic Vehicle Location (AVL) map display solution designed to graphically display unit locations on a digital map. This limitation does not apply to any PRINTRAK sale and/or license to any existing PRINTRAK CAD customer or to new PRINTRAK CAD installations.

                    2.2.4 For a period of two (2) years from the date of this Agreement, PRINTRAK will not offer for sale or license an in-vehicle map display solution designed to display a unit and/or incident location. This limitation does not apply to any PRINTRAK sale and/or license to any existing PRINTRAK CAD customer or to new PRINTRAK CAD installations.

                           2.2.4.1  In the event that DMSC creates any
                                    additional VehicleInfo interface to any
                                    mobile data system during this two (2) year period, DMSC shall provide said interface to PRINTRAK at no additional cost.

                    2.2.5 For a period of three (3) years from the date of this Agreement, PRINTRAK will not offer for sale or license BaseInfo, VehicleInfo, and/or BaseInfo AVL Server or like mapping display and maintenance software products, whether acquired or independently developed, to other CAD vendors, including but not limited to Tiburon, Intergraph, PRC, OSSI, Vision, and Lucent.

       2.3 Nothing in this Agreement shall prohibit DMSC from exploiting the DMSC Source Code or object code in the ordinary course of DMSC's business. DMSC reserves the right to license and sublicense its products and the DMSC Source Code or object code to other distributors, end users, or contractors, except as provided herein.

       2.4 For a period of five (5) years from the date of this Agreement, DMSC will not enter into a similar or like non-exclusive DMSC Source Code license with any CAD competitor of PRINTRAK.


3.     EXTRALICENSE ROYALTIES

       3.1 PRINTRAK shall have the right to request of DMSC written permission to sell and/or license Derivative Works in apparent violation of one or more of the limitations enumerated in Article 2.2, above. The Parties contemplate that, in consideration of DMSC's grant of such written permission, PRINTRAK shall pay to DMSC a royalty, the amount of which shall be agreed upon in the future.

4.     DMSC RESERVATION OF RIGHTS

       4.1 All rights in DMSC Products not expressly granted are hereby reserved by DMSC, including all patent rights to the DMSC Source Code. The parties agree that the license granted herein does not include a license to any patent and/or patent application that may be directed to any other DMSC product or process.

5.     TERM

       5.1. This Agreement shall be effective upon execution by the Parties and shall run in perpetuity unless otherwise terminated or by operation of law.

6.     CONSIDERATION

       6.1. In consideration of the promises and obligations of DMSC set forth herein, PRINTRAK hereby agrees to pay DMSC a non-refundable license fee in the amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $1,500,000) (hereinafter the "License Fee"), due and payable as follows:

                    6.1.1. ONE MILLION THREE HUNDRED THOUSAND DOLLARS (U.S. $1,300,000) upon execution of this agreement by PRINTRAK, to be paid via wire transfer within 48 (forty-eight) hours of execution; and

                    6.1.2. TWO HUNDRED THOUSAND DOLLARS (U.S. $200,000) within TEN (10) days of Customer's notice of acceptance to PRINTRAK of the DMSC components of the Lee County project as outlined in paragraph 11.1 below and the delivery to PRINTRAK by DMSC of all applicable documentation related thereto.

7.     RESTRICTIONS, DUTIES AND OBLIGATIONS OF PRINTRAK

       7.1. PRINTRAK shall grant sublicenses for object code only and shall maintain the DMSC Source Code in confidence pursuant to Article 17, below. This shall not preclude PRINTRAK and DMSC from entering into joint Source Code Escrow Agreements for the benefit of PRINTRAK's Customers. Consent to such agreements and the terms thereof will not be unreasonably withheld by DMSC.

       7.2. To protect DMSC trade secrets and to preclude unfair competition against DMSC by PRINTRAK and PRINTRAK sublicensees, PRINTRAK will refrain from selling, offering for sale and/or licensing Derivative Works or other competing products as set forth in paragraph 2.2, above.

       7.3. If PRINTRAK breaches subparagraph 7.2, above, DMSC may pursue the remedies specified in paragraph 14, below. Any such breach shall not, however, affect the right of PRINTRAK to make, use, sell and/or license Derivative Works in those markets not excluded by paragraph 2.2, above.

       7.4. In further consideration of PRINTRAK's duties and obligations under this Agreement, PRINTRAK warrants to DMSC that PRINTRAK shall:

                    7.4.1. Utilize its best efforts to fulfill the terms and conditions of this Agreement;

                    7.4.2. Except as otherwise provided for herein, be solely responsible for marketing activities, installation, and training and application assistance required by PRINTRAK's customers unless such activities have been contractually agreed to in writing by DMSC on a contract by contract basis; and

                    7.4.3. Comply with each provision of the standard sublicense that accompanies a Derivative Work.

       7.5. PRINTRAK and DMSC mutually agree not to solicit each other's employees for the purpose of employment or as independent contractors for a period of three (3) years from the execution of this Agreement. Violation of this subparagraph

              7.5 shall be considered a breach of this Agreement, but shall not form the basis for repudiation of the license grant set forth in paragraph 2, above.

       7.6. PRINTRAK shall have the right to promote this agreement. PRINTRAK agrees that it will offer the Derivative Works as an OEM product under a name to be chosen by PRINTRAK, which shall be solely responsible for said name.

8.     DMSC OBLIGATIONS

       8.1 DMSC shall deliver to PRINTRAK the DMSC Source Code on a CD-ROM together with the latest version of all of DMSC's applicable and relevant documentation, "as is", within TEN (10) days of DMSC's receipt of PRINTRAK's payment of the first installment of the License Fee. DMSC Source Code shall include the following components:
                    8.1.1  BaseInfo
                    8.1.2  Vehicle Info
                    8.1.3  BaseInfo AVL Server
                    8.1.4  BaseInfo to Printrak CAD Interface
                    8.1.5  BaseInfo AVL Server to Trimble Inverse Differential
                    8.1.6  BaseInfo AVL Server to BaseInfo AVL Client
                    8.1.7  BaseInfo AVL Server to Tiburon Message Switch
                    8.1.8  VehicleInfo to Wavesoft 300 Interface

       8.2 PRINTRAK accepts DMSC's Source Code and documentation in an "as is" condition. DMSC shall have no obligation to correct, change, modify, enhance or "debug" same except as provided for in subparagraphs 8.3 and 8.4.

       8.3 DMSC Source Code may need to be modified, enhanced and/or corrected as a prerequisite to the creation of object code required by PRINTRAK for development and sublicensing of Derivative Works. Alternatively, certain code errors may need to be "debugged." Other than as specified in subparagraph 8.4, such modifications, enhancements, or bug fixes shall be performed by PRINTRAK unless DMSC agrees to perform same by mutual agreement.

       8.4 Should PRINTRAK request services of DMSC pursuant to paragraph 8.3, above, DMSC's no-cost obligation to provide same shall, unless otherwise agreed in writing, be limited to a maximum of two hundred (200) hours of effort. PRINTRAK shall be obliged to reimburse DMSC personnel for reasonable travel expenses incurred with respect to same. If PRINTRAK desires any additional modification or support services beyond that specified above in this paragraph, DMSC shall, subject to mutual agreement in advance by both Parties, provide up to one hundred sixty (160) hours per month at a cost to PRINTRAK of two hundred dollars (U.S. $200.00) per hour plus reasonable expenses, including but not limited to travel time and expenses for twelve months from the effective date of this Agreement. Such charges shall be invoiced by DMSC on a monthly basis, and shall be due and payable within thirty (30) days following PRINTRAK's receipt of such invoices. DMSC cannot guarantee its availability beyond said twelve-month period. If the Parties agree that DMSC's support services are to be provided beyond said twelve-month period, the cost to PRINTRAK shall be renegotiated.

9.     REPRESENTATIONS AND WARRANTIES

       9.1 DMSC represents that it has no actual knowledge that the DMSC Products infringe the valid intellectual property rights of any third party. DMSC shall have no obligation to indemnify, contribute or to defend on any claims of infringement, unfair competition or other claims arising from PRINTRAK's use of the Source Code.

       9.2 DMSC Products' titles are working titles only. DMSC makes no express or implied representations and/or warranties with respect to same.


       9.3 The Parties represent and warrant that they have the right to enter into this agreement and that there are no agreements with any third parties which shall prohibit their ability to perform their respective rights and obligations under this Agreement.

10.    THE ORIGINAL AGREEMENT

       10.1 The Original Agreement between DMSC and PRINTRAK is hereby superceded and is no longer in force and effect, with the exception of any existing obligations of PRINTRAK to compensate DMSC for services rendered and the mutual obligations of the parties to keep certain matters confidential.

       10.2 In the case of any conflict between the language of the surviving obligations of the Parties pursuant to the Original Agreement and the subject Agreement, the terms and conditions of this Agreement shall prevail

11.    CURRENT PROJECTS

       11.1. As specified in Paragraph 6.1.2, above, the Parties agree that DMSC shall provide products, services and technical support for completing the installation of DMSC's BI, VI, and BI AVL Server products at Lee County, Florida, according to the terms of PRINTRAK purchase order number 400916, dated 9/29/98, including full payment due thereupon. Upon completion of the Lee County project, DMSC shall provide PRINTRAK with an updated version of the BI and BI AVL Server Source Code with all applicable upgrades and deliverables that DMSC has developed for Lee County in accordance with said purchase order, including an "as is" update of the Source Code. Said Source Code shall be the exact same Source Code used for the final deliverable item in the Lee County project.

       11.2 DMSC reaffirms that it is responsible for fulfilling its obligations and under the aforesaid purchase order, and PRINTRAK reaffirms that it is responsible for payment to DMSC subject to the terms and conditions of said purchase order.

       11.3 With the exception of the Lee County project of Paragraph 11.1, above, any and all open contracts upon which PRINTRAK has either executed or bid and which contain the DMSC Products by name, by reference or in any other manner, shall be fulfilled solely by PRINTRAK. DMSC is hereby released from any and all responsibility for providing any services, unless otherwise agreed upon in writing by DMSC, including but not limited to the Colorado State Patrol (CSP) project. DMSC is entitled to retain any and all compensation previously paid to DMSC as full consideration for DMSC's services previously rendered in connection with other projects, including but not limited to the CSP project.

12.    TAXES

       12.1 Any sales, use, personal property, or other taxes (other than Federal and State taxes on DMSC income), which are assessed by any taxing authority in connection with this Agreement, shall be the responsibility of PRINTRAK.

13.    INDEPENDENT CONTRACTOR

       13.1 DMSC shall exercise no control over the activities and operations of PRINTRAK other than as specifically provided herein to protect DMSC's own rights and reputation. PRINTRAK's performance of its duties and obligations under this Agreement is in its capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, a partnership, distributor, agency, franchise, brokerage, or joint venture relationship between DMSC and PRINTRAK.

14.    SPECIFIC PERFORMANCE

       14.1. The Parties agree that in the event of a breach of this Agreement, the non-breaching party shall suffer irreparable injury not easily compensable by money damages, and that specific performance and injunctive relief shall be an appropriate partial remedy, in addition to such money damages.

15.    SUPPORT, MAINTENANCE AND UPDATES

       15.1. Unless otherwise provided herein, or agreed to in writing by DMSC, DMSC shall be under no obligation to provide support, maintenance, and/or updates of the DMSC Products, the DMSC Source Code or the Derivative Works.

16.    WARRANTY

       16.1. DMSC makes no warranty whatsoever, express or implied, to PRINTRAK or to any PRINTRAK sublicensee with respect to the subject matter of this Agreement, including but not limited to an implied warranty of merchantability or fitness for a particular purpose.

       16.2 DMSC represents and warrants that all date fields within the Products utilize a four-digit year field. The century in any date field must be specified explicitly in any interface to the Products. The Products will not perform an implicit date conversion for two-digit date fields.

17.    CONFIDENTIALITY

       17.1. PRINTRAK recognizes that the DMSC Source Code is the confidential trade secret of DMSC and that its unauthorized disclosure would have a detrimental effect upon the efforts of the Parties to commercially exploit the DMSC Source Code and Derivative Works. Therefore, PRINTRAK shall retain the DMSC Source Code in strict confidence and shall grant all sublicensees access to only the object code of Derivative Works.

       17.2 In performance of this Agreement, both Parties acknowledge that each will have access to valuable trade secret information of the other relating to the DMSC

              Products, the DMSC Source Code and the Derivative Works, and to certain details concerning the business activities of each party. Both Parties acknowledge that such trade secret and business activity information is the property of its owner and is considered to be confidential, and the publication and/or disclosure to third parties of such information will cause immediate and irreparable harm to the owner.

       17.3. Both parties agree to take any and all steps reasonably necessary to maintain confidentiality and the trade secret status of the confidential information obtained from, or as a result of, their relationship with one another.

       17.4. Both parties shall require any employee, independent contractor, joint venturer, agent, representative or any other party having access to the confidential information of the other party on a need to know basis, to agree to maintain the confidentiality and trade secret status of same.

       17.5. Either during the term or thereafter, neither party shall use, or disclose to any other party without such a need to know, any information concerning the contents of this Agreement, except for purposes consistent with the administration and performance of obligations hereunder, as required by law.

       17.6. The obligation not to disclose information shall not apply to information which was already in the public domain, or in the rightful possession of the other party at the time of its disclosure; or which is disclosed as a matter of right by a third party after the execution of this Agreement.

       17.7. Any breach of any obligation contained in this Article 17 will cause immediate and irreparable harm to the owner of said confidential information and accordingly, the owner shall be entitled, without limitation, to immediate injunctive relief against any actual or threatened violation. The obligations of confidentiality contained in this paragraph, or otherwise in this Agreement, shall survive expiration or termination of this Agreement for whatever reason.

18.    NOTICES

       18.1. All notices to either party required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested or by facsimile transmission with confirmation, to the parties at their respective addresses AS set forth below, OR as either party may from time to time change by written notice to the other.

       18.2. Notice shall be deemed effective when received, or, if sent by prepaid certified mail with return receipt requested, then forty eight (48) hours following the date of postmark.

              IF TO PRINTRAK:                    WITH A COPY TO
              Printrak International Inc.        Printrak International Inc.
              1250 North Tustin Avenue           6165 Lookout Road
              Anaheim, CA 92807                  Boulder, CO 80301
              Attn: Contracts Department         Attn: Contracts Department
              Fax: (714) 238-2049                Fax: (303) 527-4001

              IF TO DMSC:
              DMSC Inc.
              815 Eyrie Drive, Suite 1C
              Oviedo, FL 32765
              Attn: Contracts Department
              Fax: 407-365-1145

19.    NON-WAIVER

       19.1. The failure of either party at any time to enforce a provision of this Agreement shall in no way constitute a waiver of the provision, nor in any way effect the validity of this Agreement or any part hereof, or the right of such party thereafter to enforce each and every provision of this Agreement.

20.    APPLICABLE LAW AND RESOLUTION OF DISPUTES

       20.1. This Agreement shall be interpreted and governed in accordance with the laws of the State of Florida. All disputes hereunder shall be resolved in the applicable state or federal courts of Florida. The Parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. In the event of litigation between the Parties, the prevailing party shall be entitled to receive reimbursement of its costs and attorney's fees from the non-prevailing party.

21.    INFRINGEMENTS

       21.1. DMSC shall have the right, in its sole discretion, to prosecute lawsuits against third persons for infringement of its rights in the DMSC Products or the DMSC Source Code, or any Derivative Work created therefrom.

       21.2. Should DMSC not file such suit within sixty (60) days of a request by PRINTRAK that it do so, PRINTRAK shall be entitled to pursue such suit.

       21.3. Any lawsuit shall be prosecuted solely at the expense of the party bringing suit and all sums recovered shall be retained by the party bringing suit, unless otherwise agreed in writing. However, in the event that any such dispute results in a settlement wherein a sublicense is to be granted to any other party, any proposed settlement agreement must be approved in writing in advance by both PRINTRAK and DMSC.

       21.4 The Parties agree to cooperate fully with the one another in the prosecution of any such suit. The party bringing suit shall reimburse the other for any expenses previously approved in writing that it might incur as a result of such cooperation.

22.    SEVERABILITY

       22.1. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

23.    TRANSFER/ASSIGNMENT

       23.1. DMSC may assign, transfer or sell its rights and obligations under this Agreement to any third party to further a transfer, sale or assignment of a majority interest in or assets of DMSC.

       23.2. Except as otherwise provided for, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto, and their heirs, administrators, successors, and assigns.

24.    COMPLETE AGREEMENT AND AMENDMENTS

       24.1 This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements, oral or written, between the Parties (including the Original Agreement), and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith. Any provision of this Agreement decreed invalid by a court of competent jurisdiction shall not invalidate the remaining provisions of this Agreement.

25.    EXHIBITS

       25.1 The following Exhibits are attached hereto and are incorporated into this Agreement:

                     Exhibit A:      DMSC Source Code

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date set forth below, effective on the date first set forth above, and the persons signing represent and warrant that they are duly authorized to sign on behalf of their respective Party. This Agreement shall be deemed to be accepted by DMSC only upon execution by a duly authorized representative of DMSC.

DMSC Inc.                               Printrak International Inc.
"DMSC"                                  "PRINTRAK"

By:  /s/ Todd Radulski                  By:  /s/ Richard Giles
    ----------------------------            ----------------------------

Printed: Todd Radulski                           Printed: Richard Giles


Title: President                                 Title: CEO


Date:  June 30, 1999                    Date:  July 1, 1999
      --------------------------              --------------------------

                                    EXHIBIT A
                                DMSC SOURCE CODE

       All software components are provided "as is." The following description of component parts of the DMSC Source Code are provided for informational purposes and do not provide any warranties, covenants, obligations or representations on the part of DMSC:

       1. The development of BI requires software licenses for various third party development tool libraries. PRINTRAK will be solely responsible for purchasing all necessary development tools, as well as any runtime licenses for deliverable products.

       2. BI uses two proprietary routing engine libraries (one for MapObjects and the other for MapInfo MapX) to generate shortest path calculations. The MapObjects routing engine is no longer a supported product and thus neither the library nor the development license is available for purchase by PRINTRAK. If DMSC chooses to replace either or both of these routing engines with another third party routing library, and if such replacement occurs before the Lee County final deliverable, DMSC shall identify the new library interface to PRINTRAK. PRINTRAK shall be responsible for procuring both the development licenses and the runtime licenses for the routing engines.

       3. The development of VI requires software licenses for various third party development tool libraries. PRINTRAK will be solely responsible for purchasing all necessary development tools, as well as any runtime licenses for deliverable products.

       4. VI uses two proprietary routing engine libraries (one for MapObjects and the other for MapInfo MapX) to generate shortest path calculations. The MapObjects routing engine is no longer a supported product and thus neither the library nor the development license is available for purchase by PRINTRAK. If DMSC decides to replace each of these routing engines with another third party routing library, and if this occurs before the Lee County final deliverable, DMSC will identify the new library interface to PRINTRAK. PRINTRAK will still be responsible for procuring the development licenses for this engine and the runtime licenses.

       5. BaseInfo AVL Server is currently under development. DMSC expects BaseInfo AVL Server to interface with either Microsoft Access or Microsoft SQL Server 7.0. DMSC plans to develop this interface via tools available within Microsoft Visual C++ Professional. Licenses for one of these products will be required for the AVL Server. PRINTRAK will have sole responsibility for the cost of procuring the development and runtime licenses required.

       6. The development of BaseInfo AVL Server may require software licenses for various third party development tools libraries. PRINTRAK will be solely responsible for purchasing all necessary development tools, as well as any runtime licenses for deliverable products. Although BaseInfo AVL Server does not presently require any runtime licenses other than certain database licenses from third parties, there may be additional runtime licenses required by the time AVL Server development is complete. PRINTRAK will have sole responsibility for the cost of procuring the development and runtime licenses required.



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